DHI Group, Inc. Announces New Appointment to the Board of Directors

CENTENNIAL, Colorado December 16, 2020- DHI Group, Inc. (NYSE: DHX) (the “Company”) today announced Elizabeth Salomon, Chief Financial Officer at Xactly, has been appointed to the Company’s board of directors.

“Elizabeth will be a welcome addition to our board of directors, further diversifying the board and bringing decades of financial and business experience at companies of all levels of maturity,” said Art Zeile, CEO of DHI Group, Inc. “A seasoned finance executive with a proven track record driving financial performance, we look forward to benefiting from Elizabeth’s deep expertise leading financial operations to support high-growth software companies.”

Ms. Salomon has more than 30 years of experience leading financial teams at public and privately-held companies. She is the Chief Financial Officer at Xactly, a leading provider of enterprise-class, cloud-based, incentive compensation solutions for employee and sales performance management, where she oversees finance, accounting, facilities and legal functions. Prior to Xactly, she held CFO positions at Cherwell Software, Marshall & Swift/Boeckh, and Ontario Systems, and has held senior finance positions at ChoicePoint (now LexisNexis) and Bank of America.

“With its long history yet modernized approach to helping employers find technology talent, I was drawn to DHI’s strategic view of developing innovative products while maximizing growth opportunities to deliver value to customers and shareholders alike. My extensive financial and business acumen will further guide the Company’s long-term growth plans,” said Elizabeth Salomon.

Ms. Salomon earned her Bachelor of Science in Accounting from the University of Florida.

The Company also announced Golnar (Goli) Sheikholeslami, CEO and President of New York Public Radio, will resign from the board of directors effective on December 31, 2020.

“I sincerely thank Goli for her guidance and impactful contributions over her eight years of serving on our board. Goli’s passion for growing digital businesses and unique insights have helped shaped DHI to be the innovative and product-driven company it is today,” said Mr. Zeile.

Ms. Salomon will serve on the Company’s Audit Committee. With this new addition and Ms. Sheikholeslami's departure on December 31, the board of directors for DHI Group will be comprised of eight members, seven of whom are independent.

Investor Contact
MKR Investor Relations
212-448-4181
ir@dhigroupinc.com

Media Contact
Rachel Ceccarelli
Senior Director of Communications
212-448-8288
media@dhigroupinc.com

About DHI Group, Inc. DHI Group, Inc. (NYSE: DHX) is a provider of software products, online tools and services to deliver career marketplaces to candidates and employers globally. DHI's three brands -- Dice, ClearanceJobs and eFinancialCareers — enable recruiters and hiring managers to efficiently search, match and connect with highly skilled technologists in specialized fields, particularly technology, those with active government security clearances and in financial services. Professionals find ideal employment opportunities, relevant job advice and personalized data to best manage their whole technologist life. For 30 years, we have leveraged the latest technology to foster career connections in multiple markets including North America, Europe, the Middle East and the Asia Pacific region. Find out more at www.dhigroupinc.com.
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